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                                                                   EXHIBIT 10.10





                        MISSISSIPPI CHEMICAL CORPORATION

               NONEMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN


                           EFFECTIVE AUGUST 29, 1997
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                               TABLE OF CONTENTS
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        SECTION                                                                 PAGE

       1. Introduction.....................................................      1
          1.1   Plan.......................................................      1
          1.2   Effective Date.............................................      1
          1.3   Purpose....................................................      1

       2. Participation and Supplemental Benefits..........................      1
          2.1   Eligibility................................................      1
          2.2   Automatic Awards...........................................      1
          2.3   Election to Defer..........................................      1
          2.4   Amount of Deferral.........................................      1
          2.5   Time of Election...........................................      1
          2.6   Establishment and Adjustment of  Deferred Stock Accounts...      2

       3. Payment of Deferred Compensation.................................      2
          3.1   Payment of Deferred Compensation...........................      2
          3.2   Installment Election; Further Deferrals....................      3
          3.3   Death......................................................      3
          3.4   Hardship Distribution......................................      3
          3.5   Source of Payment..........................................      4
          3.6   Limitations on Issuance of Stock...........................      4

       4. Plan Administration..............................................      4
          4.1   Committee..................................................      4
          4.2   Indemnification............................................      5

       5. General..........................................................      5
          5.1   Interests not Transferable.................................      5
          5.2   Facility of Payment........................................      5
          5.3   Gender and Number..........................................      5
          5.4   Controlling Law............................................      5
          5.5   Successors.................................................      5

       6. Amendment, Termination and Cessation of Trading..................      5
          6.1   Amendment and Termination..................................      5
          6.2   Cessation of Trading in Company Stock......................      6

       7. Execution of Plan................................................      6

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                                   SECTION 1

                                  INTRODUCTION

     1.1 Plan. This plan has been established by Mississippi Chemical Corporation for the benefit of nonemployee directors of Mississippi Chemical Corporation (the "Company"), and shall be known as the Mississippi Chemical Corporation Nonemployee Directors' Deferred Compensation Plan (the "Plan").

     1.2 Effective Date. The "Effective Date" of the Plan is August 29, 1997, subject to shareholder approval of the Plan.

     1.3 Purpose. The Plan has been established to provide additional incentives to the Company's nonemployee directors to more closely align their interests with those of the shareholders of the Company and to work towards growth in the Company's shareholder value, by risking cash retainer payments otherwise payable to them for deferred compensation based on future growth in the value of Mississippi Chemical Corporation common stock ("Stock"). The Plan is intended to permit such directors to elect to defer certain cash retainer payments that would otherwise be payable to them and to provide that a portion of their retainer will automatically be deferred. The Plan is intended to be unfunded for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

                                   SECTION 2

                    PARTICIPATION AND SUPPLEMENTAL BENEFITS

     2.1 Eligibility. Each director of the Company who is not an employee or officer of the Company or any of its subsidiaries or affiliates ("Nonemployee Director") will be a Participant in the Plan.

     2.2 Automatic Awards. Effective for retainer periods beginning on and after January 1, 1998, one-half of each Nonemployee Director's annual retainer from the Company shall automatically be provided in the form of "deferred shares" pursuant to Section 2.6 below. The Participant shall designate the deferred payment date for such portion, which must be at least 18 months after the date of the deferral election. The Participant shall have no option to receive this portion of his retainer in cash.

     2.3 Election to Defer. A Nonemployee Director may elect to defer all or a part of the remaining one-half of his annual retainer that would otherwise be payable to him in cash by filing a written election with the Committee (as defined below) on forms to be prescribed by the Committee at the time prescribed in Section 2.5 below. Such election must include a designation of beneficiary.

     2.4 Amount of Deferral. The amount of retainer to be deferred in any calendar year shall be designated by the Participant in dollar or percentage terms on forms to be prescribed by the Committee.

     2.5 Time of Election. A separate election to defer must be filed with respect to each calendar year for which a Participant desires to defer any retainer and must be received by the

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end of the calendar year preceding the calendar year in which the retainer would otherwise be paid. Any election by a Participant with respect to his retainer in a given calendar year will not preclude a different action with respect to his retainer in any subsequent calendar year. Notwithstanding the foregoing, any eligible Nonemployee Director may, within 30 days of first becoming eligible to participate in the Plan, elect to defer any retainer earned subsequent to such election for the balance of the calendar year in which he first becomes eligible.

     2.6 Establishment and Adjustment of Deferred Stock Accounts. The Committee shall cause a "Deferred Stock Account" to be created for each Participant. The Deferred Stock Account shall be a mere bookkeeping account reflecting the Company's future obligation to make payments under the Plan and shall not confer on any Participant any of the rights of a stockholder of the Company. A Participant's Deferred Stock Account shall be credited with "deferred shares" effective as of the first day of the retainer period in question. The number of deferred shares to be credited shall be determined by dividing (i) 150 percent of the dollar amount of the Participant's retainer for the year which is automatically deferred pursuant to Section 2.2 above, plus 150 percent of the dollar amount that otherwise would have been payable to the Participant and that has been deferred pursuant to Section 2.3 above by (ii) the fair market value of one share of Stock as of the July 1 immediately prior to the calendar year in which payment of the retainer would otherwise have occurred. Notwithstanding the foregoing, in no event shall the number of deferred shares credited be less than (i) 150 percent of the total dollar amount of the Participant's retainer for the applicable year that is deferred under Sections 2.2 and 2.3 above, divided by (ii) the fair market value of one share of Stock as of the first day of the retainer period. The result of such division shall be rounded up to the nearest whole share. A Participant's Deferred Stock Account shall be credited, effective as of the payment date of any dividend on the Stock, with additional shares of deferred stock, calculated by dividing (i) the dollar amount of the dividend per share times the number of deferred shares then credited to the Participant's Deferred Stock Account by
(ii) the fair market value of one share of Stock. The Committee shall cause each Participant's Deferred Stock Account to be adjusted to reflect stock splits, stock dividends, exchange of stock in connection with a merger, and similar transactions to produce the same number of deferred shares as the holder of an equal number of shares of Stock would have following such a transaction. In the event a Participant ceases serving as a Nonemployee Director before the end of a retainer year, his Deferred Stock Account shall be reduced by the product of (i) the number of shares previously credited to his account for the current retainer year, adjusted to take into account any prior dividends, stock splits, or similar adjustments with respect to such shares, multiplied by (ii) the ratio of (a) the number of months he has served as a Nonemployee Director in the current retainer year to (b) 12. Whenever payment of all or any portion of a Participant's Deferred Stock Account is to be made in cash hereunder, the amount of cash to be paid to the Participant is to be determined by multiplying the number of deferred shares to be distributed by the fair market value of such shares. For purposes of this Section 2.6, "fair market value" of a share of the Company's Stock shall equal the average of the closing prices of a share as reported on the New York Stock Exchange for the last 20 trading days prior to the date in question.

                                   SECTION 3

                        PAYMENT OF DEFERRED COMPENSATION

     3.1  Payment of Deferred Compensation.  Subject to the provisions of
Section 3.2 below, a Participant shall be entitled to receive shares of Stock equal to the number of deferred

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shares then credited to the Participant's Deferred Stock Account, computed in accordance with Section 2.6 above, on the first to occur of (i) 30 days following the end of the calendar year in which such Participant ceases to be a director of the Company due to resignation, expiration of term, retirement, Total Disability (as defined below), or death, (ii) the payment date that he elected at the time of his deferral election, which date shall be 18 months or more after the date of the deferral election, or (iii) if (and only if) the Participant so specifies in his initial deferral election, 30 days following a change of control of the Company (as defined in deferral election forms prescribed by the Committee). The shares issued to the Participant may be authorized but unissued shares, Treasury shares or shares purchased with general funds of the Company. In lieu of shares of Stock, a Participant may elect, in accordance with any procedures and deadlines prescribed by the Committee, to receive in cash, at the time issuance of shares of Stock would otherwise occur hereunder, the "fair market value" (calculated in accordance with Section 2.6 above) of that portion of his Deferred Stock Account attributable to deferrals under Section 2.3 above. For purposes of this Plan, the term "Total Disability" shall mean inability to perform the normal functions of a director of the Company due to a physical or mental condition, disease, or injury that is anticipated to last at least 12 months. The Committee shall determine whether Total Disability has occurred based on such evidence as it deems satisfactory.

     3.2 Installment Election; Further Deferrals. Subject to the approval of the Committee, in lieu of receiving the lump-sum issuance of Stock or cash to which the Participant may be entitled pursuant to the provisions of Section 3.1 above at the time specified therein, a Participant may elect to receive installment payments by delivering to the Committee at any time prior to December 31 of the calendar year preceding the calendar year in which payment would otherwise occur hereunder, written notice of the Participant's election to receive the amount credited to his Deferred Stock Account in such number of annual installments (not to exceed installments extending over 10 years) and commencing on such date (which date shall be no earlier than the date on which the balance in the Participant's Deferred Stock Account would otherwise be paid to the Participant) as is specified in the written notice. Subject to the approval of the Committee, a Participant may also elect, no later than December 31 of the calendar year preceding the calendar year in which delivery of shares of Stock or cash would otherwise occur under Section 3.1 above, to defer issuance of such shares of Stock until a later date specified in such election. A Participant may modify or rescind an installment election or further deferral election in its entirety at any time prior to the December 31 date referred to in this Section 3.2, but on such December 31 the election shall become irrevocable.

     3.3 Death. If a Participant dies before receiving all amounts credited to his Deferred Stock Account, the entire unpaid amount shall be paid in one lump sum in accordance with Section 3.1 above to the beneficiary designated by such Participant. No beneficiary designation shall be valid unless it is in writing, signed by the Participant, dated and filed with the Committee prior to death.
If the Participant is married and designates a primary beneficiary other than his spouse, the beneficiary designation must include the written consent of the spouse in such form as the Committee requires. Any beneficiary designation may be revoked and a new designation may be made, as long as the new designation is in writing, signed by the Participant, dated and filed with the Committee prior to death. If no beneficiary has been designated, or no designated beneficiary survives the Participant, any unpaid amounts will be paid to the Participant's surviving spouse, or if the Participant does not have a surviving spouse, to the Participant's estate as soon as administratively possible.

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     3.4  Hardship Distribution.  A Participant or beneficiary may request acceleration of the payment terms hereunder only in the event of severe financial hardship resulting from an Unforeseeable Emergency (as defined below). The amount of any hardship distribution is limited to the amount necessary to meet the emergency. Such request shall specify in detail the grounds for the requested modification and shall be referred to the Committee. The decision of the Committee with respect to the requested modification shall be solely at the discretion of the Committee and in accordance with its evaluation of the exigencies of the situation. Such decision shall be binding on the Company and Participant. For purposes of this Plan, the term "Unforeseeable Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant or beneficiary that would result in severe financial hardship to the individual if early withdrawal were not permitted and that otherwise meets the requirements of such term in any applicable statute or regulation.

     3.5 Source of Payment. All payments under this Plan in cash shall be paid from the general funds of the Company or from such other funding vehicle as the Committee shall provide, and all distributions of Stock under this Plan shall be made from authorized but unissued shares, Treasury shares or shares purchased with general funds of the Company, or from such other funding vehicle as the Committee shall provide, provided that all assets paid into any funding vehicle shall, at all times prior to payment to a Participant or beneficiary, be subject to the general creditors of the Company. The Company shall be under no obligation to segregate any assets in connection with the maintenance of any Deferred Stock Account, nor shall anything contained in this Plan or any action taken pursuant to the Plan create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amounts credited to the Deferred Stock Accounts shall at all times remain in the Company, and Participants shall not have any property interest whatsoever in any specific assets of the Company. Each Participant's interest in his Deferred Stock Account shall be limited to the Company's promise to make payment of such Account in the future pursuant to the terms of this Plan, and such right to receive future payment shall be no greater than the right of any other unsecured general creditor of the Company.

     3.6 Limitations on Issuance of Stock. Notwithstanding anything to the contrary in the Plan, in lieu of delivering Stock of the Company to a Participant, the Company reserves the right to pay a Participant in cash equal to the fair market value (determined in accordance with Section 2.6 above) of the deferred shares credited to his Deferred Stock Account, if the Company, in its sole discretion, determines that it is necessary or desirable to do so to comply with any provision of federal or state law, stock exchange listing rules, or its articles or bylaws.

                                   SECTION 4

                              PLAN ADMINISTRATION

     4.1 Committee. The terms "Committee" and "Compensation Committee" mean the Compensation Committee established by the Company's Board of Directors. The Committee shall have complete authority to control and manage the operation and administration of the Plan. The Committee shall interpret the Plan and shall determine all questions arising in the administration and interpretation of the Plan; however, all such interpretations and decisions shall be applied in a uniform manner to all such similarly situated Participants. All decisions and interpretations of the Committee made in good faith pursuant to the Plan shall be final, conclusive and binding on all persons. Notwithstanding the foregoing, no Participant who is a

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member of the Committee shall vote on any decision solely affecting his own benefits under the Plan (such as whether the Participant has suffered Total Disability or is eligible for a hardship withdrawal).

     4.2 Indemnification. In the event and to the extent not insured under any contract of insurance with an insurance company, the Company shall indemnify and hold harmless each "Indemnified Person," as defined below, against any and all claims, demands, suits, proceedings, losses, damages, interest, penalties, fines, expenses (specifically including, but not limited to, counsel fees to the extent approved by the Board of Directors of the Company or otherwise provided by law, court costs and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement with the approval of the Board of Directors, arising from any action or cause of action related to the Indemnified Person's act or acts or failure to act. Such indemnity shall apply regardless of whether such claims, demands, suits, proceedings, losses, damages, interest, penalties, fines, expenses, and liability arise in whole or in part from the negligence or other fault of the Indemnified Person, except when the same is judicially determined to be due to gross negligence, fraud, recklessness, or willful or intentional misconduct of such Indemnified Person. The indemnification provided in this Section 4.2 shall not be construed to limit or supersede any other indemnity provided by the Company. "Indemnified Person" shall mean the Committee and each employee, officer, or director of the Company acting in a decision-making or administrative role with respect to the Plan.

                                   SECTION 5

                                    GENERAL

     5.1 Interests Not Transferable. The interest of any Participant or his spouse or his beneficiary under the Plan is not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.

     5.2 Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

     5.3 Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

     5.4 Controlling Law. To the extent not superseded by the laws of the United States, the laws of Mississippi shall be controlling in all matters relating to the Plan.

     5.5 Successors. This Plan is binding on the Company and will be binding on, and inure to the benefit of, any successor of the Company, whether by way of purchase, merger, consolidation or otherwise.


                                   SECTION 6

                             AMENDMENT, TERMINATION
                            AND CESSATION OF TRADING

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     6.1  Amendment and Termination.  While the Company expects to continue the
Plan indefinitely, the Compensation Committee must necessarily reserve, and hereby reserves, the right to terminate the Plan at any time, and to amend the Plan, but no more than once in any six-month period except to comport with changes in the Code; provided that in no event shall any Participant's Deferred Stock Account accrued to the date of such amendment or termination be reduced by such action without the specific written agreement of the Participant to such modification or reduction. In the event the Committee elects to terminate the Plan, the Company reserves the right to settle all liabilities under the Plan by paying each Participant a lump-sum payment in cash or in Stock, determined at the Committee's sole election, in full satisfaction of his benefits hereunder. Such lump sum shall equal the value of his Deferred Stock Account valued through the date of Plan termination pursuant to Section 2.5 above.

     6.2 Cessation of Trading in Company Stock. Notwithstanding anything to the contrary in this Plan, in the event the Stock permanently ceases to be traded on a national stock exchange or over the counter for any reason other than a merger with another publicly traded entity, or ceases to exist for any reason other than a merger (whether due to liquidation or other event), the Company (or its successor) shall, within 60 days of such event, distribute to each Participant (or beneficiary) the value of the entire balance of his Deferred Stock Account in cash, based on the fair market value as calculated under Section 2.5 above, as of the last date the Stock was traded.

                                   SECTION 7

                               EXECUTION OF PLAN

     7.1 To record the establishment of the Plan, the undersigned, being duly authorized to act on behalf of the Board of Directors of the Company, have executed this document at Yazoo City, Mississippi.


Dated:  a/o August 29, 1997           MISSISSIPPI CHEMICAL CORPORATION


                                      By: /s/ Coley L. Bailey
                                          ---------------------------------
                                          Chairman, Board of Directors


                                      By: /s/ John Sharp Howie
                                          ---------------------------------
                                          Chairman, Compensation Committee

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